Exhibit 4.2

FORM

OF

AMENDMENT AND SUBORDINATION AGREEMENT

This Amendment and Subordination Agreement (this “Agreement”), dated as of [__], 2025, is made by and among FullPAC, Inc., a Nevada corporation (the “Company”), and the holder (the “Holder”) of a senior secured promissory note issued by RoboCent, Inc., a Virginia corporation and wholly-owned subsidiary of the Company (the “Issuer”) to the Holder on [__], 2025, in the aggregate principal amount of $[__] (the “Note” and, together with each Note issued to each other Holder, the “Notes”). For the avoidance of doubt, the Issuer is the obligor under the Notes, and the Company (and/or any of its affiliates or successors) will be the issuer of equity securities in any Qualified Financing (including the Regulation A Financing) referenced herein.

WHEREAS, pursuant to the terms of Section 2(a) of the Notes, in the event that the Company (or any of its affiliates) issues and sells its securities to investors on or before the Maturity Date (as defined in the Note) in an equity financing with total gross proceeds to the Company of not less than $2,500,000, including but not limited to, in an offering consummated pursuant to Regulation A (a “Qualified Financing”), concurrently with the receipt of the net proceeds of such Qualified Financing, the Company shall apply fifty percent (50%) of such net proceeds towards the redemption (a “Qualified Financing Redemption”) of the aggregate Outstanding Note Balance (as defined in the Notes) of the Notes outstanding on the date of such Qualified Financing Redemption, on a pro-rata basis among the holders of the Notes, in proportion to the principal amount of the Note held by the Holder (such repayment of the Qualified Financing Redemption to the Holder on a pro-rata basis, the “Note Repayment”);

WHEREAS, the Company has filed an offering statement on Form 1-A on September 8, 2025, as amended on September 30, 2025 and November 24, 2025, with the Securities and Exchange Commission, and now desires to consummate a Qualified Financing pursuant to Regulation A (the “Regulation A Financing”);

WHEREAS, in connection with the Company’s Regulation A Financing, the Company and the Holder now mutually desire to amend and subordinate the Note with respect to the timing and priority of the Note Repayment, and agree that (i) the Holder hereby amends its Note to subordinate its right to receive any redemption proceeds from a Qualified Financing Redemption to the full and prior redemption of any Notes held by holders who have not executed this Agreement (the “Non-Waiving Holders”), (ii) such subordination shall apply solely with respect to the sequence and priority of payment of redemption proceeds and shall not constitute a waiver of the Holder’s ultimate right to full repayment of the Note, and (iii) the Holder acknowledges that its Note will be repaid only after the Non-Waiving Holders’ Notes have been repaid in full from the proceeds of a Qualified Financing or other funds of the Company as provided in the Notes;

WHEREAS, pursuant to Section 5(d) of the Notes, any term of the Note may be amended or waived with the written consent of the Company and the Holder; and

WHEREAS, in connection with the anticipated Regulation A Financing, the Company and the Holder now desire to enter into this Agreement to, among other things, to amend the Note with regards to the Note Repayment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given such terms in the Note.

2.	Amendment and Subordination of Repayment.

a.	Notwithstanding the provisions of Section 2(a) of the Note, upon the consummation of the Regulation A Financing by the Company for total gross proceeds in excess of $2,500,000, the Holder agrees to amend the Note and hereby subordinates (but does not waive) its right to receive a pro-rata portion of the Qualified Financing Redemption Amount from the initial fifty percent (50%) of net proceeds applied by the Company toward the redemption of the Notes (the “Initial Redemption Proceeds”).

b.	The Holder agrees that its right to repayment of the Outstanding Note Balance is hereby subordinated to the full and prior redemption of all Notes held by Non-Waiving Holders in a Qualified Financing Redemption. The Company shall be entitled to apply the entirety of the Initial Redemption Proceeds to repay the Non-Waiving Holders on a pro-rata basis.

c.	Following the full repayment of all Non-Waiving Holders pursuant to a Qualified Financing Redemption, the Holder’s Note shall be eligible for repayment from any remaining proceeds of the Qualified Financing or from any subsequent Qualified Financing or other available funds of the Company, at such times and in such amounts as the Company may determine in its sole discretion, subject to the continuing accrual of interest as provided in the Note. Nothing in this Agreement shall be construed to (i) waive or impair the Holder’s ultimate right to receive payment in full of principal and accrued interest on the Note, (ii) modify the Maturity Date or other repayment terms except as expressly set forth herein, or (iii) limit or postpone the Holder’s rights upon the occurrence of an Event of Default under the Note.

d.	The Holder’s Outstanding Note Balance shall continue to accrue interest as set forth in the Note until it is paid in full.

3.	Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.	Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 5(E) OF THE Note, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

5.	Terms and Conditions of the Note. Except as modified and amended herein, all of the terms and conditions of Note shall remain in full force and effect.

[Signature pages follow immediately.]

2

[Company Signature Page to Amendment and Subordination Agreement]

In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

Company:

FULLPAC, INC.

By:
Name:	Travis Trawick
Title:	Chief Executive Officer

[Holder Signature Page to Amendment and Subordination Agreement]

In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

HOLDER:

By:
Name: